Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14 August 28, 2008

STRUCTURED PRODUCTS

Callable Yield Notes (the “CYNs”) ¡ Linked to: 3 Equity Indices (SPX | RTY | SX5E) ¡ 1 Year | 12.00% p.a. interest | 68-70% Knock-In†

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with pricing supplement no. U5 subject to completion dated August 28, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Considerations” section herein and the “Risk Factors” section of the pricing supplement and prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at:

http://sec.gov/Archives/edgar/data/1053092/000104746908009732/a2187625z424b2.htm

†To be determined on the trade date	Indicative Terms, August 28, 2008 (Subject to Change)

CALLABLE YIELD NOTES - OVERVIEW

Callable Yield Notes (the “CYNs” or the “securities”) allow investors to receive a quarterly interest payment, regardless of the movements in the Reference Indices. The CYNs will pay 100% of the principal amount if the level of each Reference Index does not reach or fall below its respective Knock-In Level at any time on any day from but excluding the day on which the securities are priced for initial sale to the public, which we refer to as the Trade Date, to and including the Valuation Date. Otherwise, investors may receive less than 100% of the principal amount relative to the percentage change from the Initial Level to the Final Level of the Lowest Performing Reference Index. Furthermore, the Issuer has the right to call the CYNs for Early Redemption on each Early Redemption Date. If the CYNs are redeemed, investors will receive 100% of the principal amount plus any accrued but unpaid interest to the relevant Early Redemption Date.

INDICATIVE PRODUCT TERMS:

CUSIP/ISIN:	22546EDS0/US22546EDS00		2) If a Knock-In Event occurs, the Redemption Amount
Issuer:	Credit Suisse, acting through its Nassau Branch (Aa1/AA-)*		will equal the principal amount times the sum of one plus the percentage change from the Initial Level to the Final
Distributor:	Credit Suisse Securities (USA) LLC		Level of the Lowest Performing Reference Index, subject
Denomination:	Minimum initial purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter		to a maximum of zero. In no event with the Redemption Amount be less than zero.
Interest Rate:	12.00% p.a. payable quarterly in arrears (30/360)	Lowest Performing	The Reference Index for which the lowest value is
Interest Payment Dates:

Quarterly, subject to Early Redemption, on December 30, 2008, March 31, 2009, June 30, 2009 and the Maturity Date, subject to the modified following business day convention; no interest will accrue or be payable following an Early Redemption.

		Reference Index:	obtained from the following equation: Final Level – Initial Level Initial Level
Early Redemption:	The Issuer has the right to call the CYNs in whole for Early Redemption on any Interest Payment Date, (each Interest Payment Date, an Early Redemption Date). If	RELEVANT DATES:
the CYNs are redeemed, any accrued but unpaid interest
	amount to and including the Early Redemption Date will	Trade Date:	Expected to be September 25, 2008
	be paid to investors on the relevant Early Redemption	Settlement Date:	Expected to be September 30, 2008
	Date.	Valuation Date:	September 25, 2009
Notice of Early		Maturity Date:	September 30, 2009
Redemption:	5 business days prior to the Early Redemption Date.
Knock-In Level:	For each Reference Index, will be between 68% and 70% of the Initial Level of such Reference Index, to be determined on the trade date.	UNDERLYING(S):
Knock-In Event:	If the level of any Reference Index reaches or falls below its Knock-In Level at any time from but excluding the Trade Date to and including the Valuation Date.	Reference Indices	Ticker	Initial Level	Knock-In Level
Initial Level:	For each Reference Index, the closing level of such	S&P 500® Index	SPX <INDEX>
	Reference Index on the Trade Date.	Russell 2000® Index	RTY <INDEX>
Final Level:	For each Reference Index, the closing level of such	Dow Jones EURO STOXX 50® Index	SX5E<INDEX>
Reference Index on the Valuation Date.
Redemption Amount:

The Redemption Amount of the securities will depend on the individual performance of each Reference Index. Subject to Early Redemption, the Redemption Amount in cash at maturity depends on whether a Knock-In Event occurs:

1)  If a Knock-In Event does not occur, the principal amount.

* A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency.  Any credit rating should be evaluated independently of any other credit rating.  Any rating assigned to Credit Suisse or the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com

STRUCTURED PRODUCTS

PRODUCT SNAPSHOT

Who Should Invest in the CYNs:

¡                Investors who are neutral to mildly bullish on the Reference Indices and looking to receive an above-market interest payment versus comparable fixed income investments.  Investors who are comfortable with the possibility of losing part or all of their principal amount of the securities in exchange for their above-market interest payment and who also do not expect any of the Reference Indices to decline below their relevant Knock-In Level.

Hypothetical Best Case Scenario:

¡                If a Knock-In Event does not occur, investors will receive 100% of their initial investment plus any accrued but unpaid interest at maturity.  Investors receive their quarterly interest payments regardless of the performance of the Reference Indices.

Hypothetical Worst Case Scenario:

¡                If a Knock-In Event does occur, investors will be fully exposed to 100% of the losses of the Lowest Performing Reference Index, up to 100% of the principal amount. Investors receive their quarterly interest payments regardless of the performance of the Reference Indices.

TABLE 1:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur on any day from but excluding the Trade Date to and including the Valuation Date, assuming that the securities have not been redeemed prior to maturity.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event does not occur*)	Total Interest Payment on the Securities	Total Payment

$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$1,000	$120	$1,120
$1,000	-20%	$1,000	$120	$1,120
$1,000	-30%	$1,000	$120	$1,120
$1,000	-40%	N/A	N/A	N/A
$1,000	-50%	N/A	N/A	N/A

* Assuming that the Knock-In Level for each Reference Index is 69% of the Initial Level of such Reference Index.
TABLE 2:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if the a Knock-In Event DOES occur on any day from but excluding the Trade Date to and including the Valuation Date, assuming that the securities have not been redeemed prior to maturity.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event occurs)	Total Interest Payment on the Securities	Total Payment

$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$900	$120	$1,020
$1,000	-20%	$800	$120	$920
$1,000	-30%	$700	$120	$820
$1,000	-31%	$690	$120	$810
$1,000	-40%	$600	$120	$720
$1,000	-50%	$500	$120	$620

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com

Investment Considerations

The securities are not principal-protected. An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing other than any accrued but unpaid interest. If the level of any Reference Index reaches or falls below its Knock-In Level at any time on any day from but excluding the Trade Date to and including the Valuation Date, and the level of the Lowest Performing Reference Index on the Valuation Date is less than its Initial Level, you will lose 1% for each 1% decline in the level of the Lowest Performing Reference Index. In this case, the Redemption Amount may be less than the principal amount of your securities and you could lose your entire investment.

The securities will not pay more than the principal amount, plus accured and unpaid interest, at maturity or upon Early Redemption. The amount paid at maturity or upon Early Redemption will never exceed the principal amount of your securities by more than the accrued but unpaid interest. If the Final Level of each Reference Index is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not benefit from any appreciation of any of the Reference Indices. The maximum Redemption Amount is the principal amount of your securities.

If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index. If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index. This will be true even if the level of the Lowest Performing Reference Index never reached or fell below its Knock-In Level at any time on any day from but excluding the Trade Date to and including the Valuation Date.

We may redeem the securities at our option, which limits your ability to accrue interest over the full term of the securities.  We may redeem all of the securities on any Interest Payment Date on or after December 30, 2008 upon at least five business days notice. If we redeem the securities, you will receive only the principal amount of your securities and any accrued but unpaid interest to the Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled Maturity Date. It is more likely that we will redeem the securities prior to the Maturity Date if a Knock-In Event has not occured. If we redeem the securities prior to the Maturity Date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

There may be a little or no secondary market for the securities.  The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market value of the securities may be influenced by many factors that are unpredictable. Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

• the level of the Reference Indices and whether a Knock-In Event has occurred;

• interest and yield rates in the market generally;

• the volatility of the Reference Indices;

• the early redemption feature;

• economic, financial, political and regulatory or judicial events that affect the stocks included in the Reference Indices or stock markets generally and which may affect the level of any of the Reference Indices;

• the time remaining to the maturity of the securities;
• the dividend rate on the stocks included in the Reference Indices; and
• Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

© 2008 Credit Suisse and/or its affiliates.  All rights reserved.

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com